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                                                                    EXHIBIT 10.5

                              EMPLOYMENT CONTRACT

                                    BETWEEN

                     PCSUPPORT.COM, INC. ("PCsupport.com")
                                      AND
                         Michael G. McLean ("McLean")


1.   Position:    Chief Executive Officer.

2.   Reporting:   to the Board of Directors of PCsupport.com.

3.   Start Date:  March 1, 2000.

4.   Salary:      $8300 per month, increasing to $12,500 per month on April 1,
                  2000.

5. Compensation Committee Review. The Board of Directors of PCsupport.com will establish a Compensation Committee. Such Committee will review the compensation packages for all employees and contractors filling senior executive positions and will cause such packages, including salary, cash incentives and performance options, and severance obligations, to be adjusted to industry standards for the technology industry in the Vancouver area.

6. Cash Incentives. Subject to the Compensation Committee Review, PCsupport.com will provide to McLean an annual Base Cash Incentive equal to 50% of annual salary, which will vary between 0 and 1.5 times the Base Cash Incentive, subject to McLean's performance against mutually agreed objectives.

7. Annual Review. PCsupport.com will review McLean's performance and compensation package no less than annually.

8.   Benefits:

     8.1  Vacation.   Four weeks paid vacation in each calendar year, to be
     increased from time to time in accordance with PCsupport.com's standard policy. Unused vacation period can accumulate only until August 31 of the following year.

     8.2 Health and other Benefits. According to such plans in place for all PCsupport.com employees.

10. Severance. If PCsupport.com terminates McLean's contract other than for cause, ("Termination"), PCsupport.com will provide nine months severance plus one month for each year or partial year of employment or full-time contract work. All termination payments will be made in a manner most tax-efficient for McLean. Pursuant to clause 5, the Compensation Committee will recommend compensation packages for the senior
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     executives. Notwithstanding the provisions in this clause, if the
     Compensation Committee recommends severance provisions that are more beneficial to McLean in McLean's sole opinion, then such provisions will apply and this clause will be deleted and the provisions recommended by the Compensation Committee will take precedence.

11. Non-compete and non-disclosure. McLean agrees to be bound by non-compete and non-disclosure agreements standard in the industry.

12. Non-assignment. This Contract may not be assigned without the prior written consent of McLean.


AGREED:


For PCsupport.com:  /s/ Steve Macbeth
                    -----------------------------------
                           Steve Macbeth



                    /s/ Mike McLean
                    -----------------------------------
                          Mike McLean


Date:               ___________________________________